1                                                              EXECUTION VERSION

                                                                    EXHIBIT 10.1



================================================================================



                       RUTHERFORD--MORAN OIL CORPORATION,
                                  as Borrower

                                      AND

                     RUTHERFORD--MORAN EXPLORATION COMPANY,

                           THAI ROMO HOLDINGS, INC.,

                               THAI ROMO LIMITED

                                      AND

                          OTHER SUBSIDIARY GUARANTORS,
                                 as Guarantors

                         _____________________________


                                CREDIT AGREEMENT


                         Dated as of February 26, 1997


                         ______________________________


                            THE CHASE MANHATTAN BANK


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
                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
Section 1.  Definitions and Accounting Matters  . . . . . . . . . . . . . . . . . .   1
         1.01  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02  Accounting Terms and Determinations  . . . . . . . . . . . . . . . .  13

Section 2.  The Commitment, Loan, Note and Prepayments  . . . . . . . . . . . . . .  14
         2.01  The Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.02  The Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.03  Changes of Commitment  . . . . . . . . . . . . . . . . . . . . . . .  14
         2.04  Lending Office . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.05  Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.06  Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.07  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . .  15

Section 3.  Payments of Principal and Interest  . . . . . . . . . . . . . . . . . .  15
         3.01  Repayment of Loan  . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.02  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Section 4.  Payments; Computations; Etc.  . . . . . . . . . . . . . . . . . . . . .  16
         4.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.02  Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.03  Minimum Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.04  Certain Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.05  Setoff.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Section 5.  Yield Protection, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.02  U.S. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Section 6.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.01  The Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.02  Obligations Unconditional  . . . . . . . . . . . . . . . . . . . . .  20
         6.03  Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.04  Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.05  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.06  Continuing Guarantee . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.07  Thai Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.08  Rights of Contribution . . . . . . . . . . . . . . . . . . . . . . .  23
         6.09  General Limitation on Guarantee Obligations  . . . . . . . . . . . .  23

Section 7.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.01  The Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.02  Further Conditions Precedent . . . . . . . . . . . . . . . . . . . .  27

Section 8.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . .  27
         8.01  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.02  Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.03  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.04  No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





                                      (i)

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                                                                         ----
         8.05  Action . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.06  Approvals  . . . . . . . . . . . . . . . . . . . . . . .  29
         8.07  Use of Credit  . . . . . . . . . . . . . . . . . . . . .  29
         8.08  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.09  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.10  Investment Company Act . . . . . . . . . . . . . . . . .  30
         8.11  Public Utility Holding Company Act . . . . . . . . . . .  30
         8.12  Material Agreements and Liens  . . . . . . . . . . . . .  30
         8.13  Compliance with Laws . . . . . . . . . . . . . . . . . .  30
         8.14  Capitalization . . . . . . . . . . . . . . . . . . . . .  31
         8.15  Subsidiaries, Etc. . . . . . . . . . . . . . . . . . . .  32
         8.16  Title to Assets  . . . . . . . . . . . . . . . . . . . .  32
         8.17  True and Complete Disclosure . . . . . . . . . . . . . .  32
         8.18  Project Agreements; Completion . . . . . . . . . . . . .  33
         8.19  Special Purpose Company  . . . . . . . . . . . . . . . .  33
         8.20  SBM  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.21  Use of Proceeds  . . . . . . . . . . . . . . . . . . . .  34

Section 9.  Covenants of the Obligors . . . . . . . . . . . . . . . . .  34
         9.01  Financial Statements Etc.  . . . . . . . . . . . . . . .  34
         9.02  Litigation . . . . . . . . . . . . . . . . . . . . . . .  37
         9.03  Existence, Etc.  . . . . . . . . . . . . . . . . . . . .  37
         9.04  Insurance  . . . . . . . . . . . . . . . . . . . . . . .  38
         9.05  Prohibition of Fundamental Changes . . . . . . . . . . .  38
         9.06  Limitation on Liens  . . . . . . . . . . . . . . . . . .  39
         9.07  Indebtedness . . . . . . . . . . . . . . . . . . . . . .  42
         9.08  Investments  . . . . . . . . . . . . . . . . . . . . . .  43
         9.09  Restricted Payments  . . . . . . . . . . . . . . . . . .  44
         9.10  Maintenance of Corporate Separateness  . . . . . . . . .  44
         9.11  Lines of Business; Etc.  . . . . . . . . . . . . . . . .  44
         9.12  Transactions with Affiliates . . . . . . . . . . . . . .  44
         9.13  Certain Obligations Respecting Subsidiaries  . . . . . .  45
         9.14  Limitation on Sale and Leaseback Transactions and
                 Production Payments  . . . . . . . . . . . . . . . . .  45
         9.15  Project Agreements . . . . . . . . . . . . . . . . . . .  45
         9.16  Affiliate Subordinated Indebtedness  . . . . . . . . . .  46
         9.17  Defaults Under Gas Sales and Certain Actions of
                 Thai Government Authorities. . . . . . . . . . . . . .  46
         9.18  Additional Subsidiary Guarantors . . . . . . . . . . . .  47

Section 10.  Events of Default  . . . . . . . . . . . . . . . . . . . .  47

Section 11.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .  50
         11.01  Waiver  . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.02  Notices . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.03  Expenses, Etc.  . . . . . . . . . . . . . . . . . . . .  51
         11.04  Amendments, Etc.  . . . . . . . . . . . . . . . . . . .  52
         11.05  Successors and Assigns  . . . . . . . . . . . . . . . .  52
         11.06  Assignments and Participations  . . . . . . . . . . . .  52
         11.07  Survival  . . . . . . . . . . . . . . . . . . . . . . .  54
         11.08  Captions  . . . . . . . . . . . . . . . . . . . . . . .  54





                                      (ii)

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                                                                                     ----
         11.09  Counterparts  . . . . . . . . . . . . . . . . . . . . .  . . . . . .  54
         11.10  Governing Law; Submission to Jurisdiction   . . . . . .  . . . . . .  55
         11.11  Waiver of Jury Trial  . . . . . . . . . . . . . . . . .  . . . . . .  56
         11.12  Treatment of Certain Information; Confidentiality . . .  . . . . . .  56
         11.13  Appointment of the Borrower as Agent  . . . . . . . . .  . . . . . .  57
         11.14  Joint and Several Liability . . . . . . . . . . . . . .  . . . . . .  57
         11.15  Judgment Currency . . . . . . . . . . . . . . . . . . .  . . . . . .  57





                                     (iii)

SCHEDULE I              -     Material Agreement and Liens
SCHEDULE II             -     Compliance with Laws
SCHEDULE III            -     Subsidiaries and Investments
SCHEDULE IV             -     Litigation
SCHEDULE V              -     Taxes
SCHEDULE VI             -     Capitalization
SCHEDULE VII            -     Project Agreements
SCHEDULE VIII           -     Sale and Leaseback Transaction

EXHIBIT A               -     Form of Note
EXHIBIT B-1             -     Form of Opinion of Special New York
                                Counsel to the Obligors
EXHIBIT B-2             -     Form of Opinion of Special Thai Counsel
                                to the Obligors
EXHIBIT C               -     Form of Opinion of Special New York Counsel
                                to the Bank
EXHIBIT D               -     Form of Confidentiality Agreement
EXHIBIT E               -     Form of Assignment and Acceptance
EXHIBIT F               -     Form of Process Agent Acceptance
EXHIBIT G               -     Form of Process Agent Power of Attorney for
                                Thai Romo
EXHIBIT H               -     Form of Affiliate Subordination Agreement





                                      (iv)

                 CREDIT AGREEMENT dated as of February 26, 1997, between:
RUTHERFORD--MORAN OIL CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (the "Borrower"); RUTHERFORD--MORAN EXPLORATION COMPANY, a corporation duly organized and validly existing under the laws of the State of Delaware ("RMEC"); THAI ROMO HOLDINGS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware ("TRH"); THAI ROMO LIMITED, a limited liability company organized under the laws of the Kingdom of Thailand ("Thai Romo"); each of the Subsidiaries of the Borrower that becomes a guarantor pursuant to Section 9.18 hereof (RMEC, TRH, Thai Romo and each other such Subsidiary of the Borrower that becomes a guarantor pursuant to Section 9.18 hereof, the "Subsidiary Guarantors"); and THE CHASE MANHATTAN BANK, a New York State banking corporation (in its capacity as a lender hereunder, the "Bank").

                 The Borrower has requested that the Bank make a loan to it in an aggregate principal amount not exceeding $20,000,000 and the Bank is prepared to make such loan upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

                 Section 1.  Definitions and Accounting Matters.

                 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

                 "Accounts Agreement" shall mean the Amended and Restated Accounts Agreement between SBM, Thaipo, Thai Romo, Sophonpanich and any other parties thereto relating to the flow of funds from the operation of the Project and detailing the reimbursement procedure referenced in Article 8.1 in the Operating Agreement for the payment of amounts owed to SBM.

                 "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) no individual shall be an Affiliate of any Person solely by reason of his or her being a director, officer or employee of such Person and
(ii) none of the Borrower and the Wholly Owned Subsidiaries of the Borrower shall be Affiliates of each other.




                               Credit Agreement

                 "Affiliate Subordinated Indebtedness" shall mean Indebtedness of any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor for borrowed money the obligations of such Subsidiary Guarantor in respect of which are subordinated to the obligations of such Subsidiary Guarantor hereunder pursuant to an Affiliate Subordination Agreement (or on other terms of subordination, and pursuant to documentation, reasonably satisfactory to the Bank).

                 "Affiliate Subordination Agreement" shall mean one or more subordination agreement(s) among the Borrower, any of the Subsidiary Guarantors and the Bank in substantially the form of Exhibit H hereto.

                 "Applicable Lending Office" shall mean the "Lending Office" of the Bank designated for the Loan on the signature pages hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which the Loan is to be made and maintained.

                 "Applicable Margin" shall mean 3/4% per annum.

                 "Bankruptcy Code" shall mean the U.S. Federal Bankruptcy Code of 1978, as amended from time to time.

                 "Bareboat Charter" shall mean the Bareboat Charter dated as of February 9, 1996, between Tantawan Production B.V. and Tantawan Services, LLC in connection with the charter of the "TANTAWAN EXPLORER" for use in the Tantawan Field in the Gulf of Thailand.

                 "Base Rate" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day. Each change in the interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

                 "Basic Documents" shall mean, collectively, this Agreement and the Note.

                 "Borrowing Base" shall have the meaning assigned to such term in Section 1.04(b)(iv) of the Existing Credit Agreement on the date hereof.

                 "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City.

                 "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under





                               Credit Agreement
a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                 "Chase" shall mean The Chase Manhattan Bank or any successor.

                 "Closing Date" shall mean February 26, 1997.

                 "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

                 "Commitment" shall mean the obligation of the Bank to make the Loan pursuant to Section 2.01 hereof in a principal amount up to but not exceeding $20,000,000 (as the same may be reduced at any time or from time to time pursuant to Section 2.03 hereof).

                 "Commitment Termination Date" shall mean the Scheduled Commitment Termination Date or such earlier date as shall be determined in accordance with Section 2.03 hereof.

                 "Completion" shall mean the successful completion of the 72 hour test referenced in Article 6.3(i) of the Gas Sales Agreement shall have been achieved.

                 "Completion Date" shall mean the first date upon which Completion shall have occurred.

                 "Concession Agreement" shall mean, collectively, (i) Petroleum Concession No. 1/2534/36 dated as of August 1, 1991, whereby the Ministry of Industry of the Kingdom of Thailand awarded to Maersk, Thaipo, and Thai Romo the concession to develop hydrocarbon producing properties in Block B8/32 in the Gulf of Thailand; (ii) Supplementary Petroleum Concession No. 1 to Petroleum Concession No. 1/2534/36 dated as of March 6, 1992, whereby Sophonpanich entered into Petroleum Concession No. 1/2534/36; and (iii) Supplementary Petroleum Concession No. 2 to Petroleum Concession No. 1/2534/36 dated as of September 4, 1995, whereby Maersk transferred all of its interest in the Tantawan Field to Thaipo and whereby Thaipo, Thai Romo and Sophonpanich readjusted their respective interests in the Tantawan Field.

                 "Crude Sales Agreement" shall mean Memorandum of Understanding for Sales and Purchase of the Tantawan Blend dated as of November 14, 1996 among PTT and Thaipo Limited, Sophonpanich, and Thai Romo, providing for the purchase and sale of approximately 240,000 barrels per month of crude oil produced from the Project,





                               Credit Agreement
as the same shall be supplemented, modified and in effect from time to time.

                 "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

                 "Disposition" shall have the meaning assigned to it in the Existing Credit Agreement on the date hereof.

                 "Dollar-Denominated Production Payments" shall mean production payment obligations of the Borrower or any Subsidiary Guarantor which are payable from a specified share of proceeds received from production from specific Properties, together with all undertakings and obligations in connection therewith.

                 "Dollars" and "$" shall mean lawful money of the United States of America.

                 "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in
Section 414(b) or (c) of the Code of which any of the Borrower and its Subsidiaries is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any of the Borrower and its Subsidiaries is a member.

                 "Event of Default" shall have the meaning assigned to such term in Section 10 hereof.

                 "Existing Credit Agreement" shall mean the Credit Agreement dated as of September 20, 1996 between: the Borrower, the Subsidiary Guarantors, each of the lenders that is a signatory thereto identified under the caption "LENDERS" on the signature pages thereto or that pursuant to
Section 12.06(b) thereof, shall become a "Lender" thereunder (individually, a "Lender" and, collectively, the "Lenders"), and The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, together





                               Credit Agreement
with any successors in such capacity, the "Administrative Agent"), as such is modified, supplemented and in effect from time to time.

                 "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Bank on such Business Day on such transactions as determined by the Bank.

                 "GAAP" shall mean accounting principles generally accepted in the United States as such principles shall be in effect at the time of the computation or determination or as of the date of the relevant financial statements, as the case may be (the "Relevant Date").

                 "Gas Sales Agreement" shall mean the Gas Sales Agreement dated as of November 7, 1995 among the Petroleum Authority of Thailand, as gas purchaser, and Thaipo, Thai Romo, and Sophonpanich, as gas sellers.

                 "Government Authority" shall mean any federal, state, provincial, municipal, local or territorial government or governmental subdivision, department, court, commission, board, bureau, agency, regulatory authority, instrumentality, judicial, taxing or administrative body, domestic or foreign, including, without limitation, in the case of the Kingdom of Thailand, any ministry or state enterprise of the Kingdom of Thailand and any officer or official of any of the foregoing.

                 "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, or working capital of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, or the exploration for or development or production of) any Hydrocarbon Properties, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor





                               Credit Agreement
to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, a guarantee in favor of a bank or other financial institution in order to cause such bank or financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

                 "Hedging Agreement" shall mean, for any Person, an agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in (x) the prices of hydrocarbons, either generally or under specific circumstances or (y) currency exchange rates either generally or under specific circumstances.

                 "Hydrocarbon Properties" shall mean, without duplication, the Borrower's and Subsidiary Guarantors' interests in hydrocarbon reserves.

                 "Indebtedness" shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to purchase or repurchase the same or similar Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days after the date of receipt of the invoice therefor; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit, surety bonds or similar instruments issued or accepted by banks, surety companies and other financial institutions for account of such Person and issued in respect of liabilities of such Person of the type described in other clauses of this definition; (e) Capital Lease Obligations of such Person other than any thereof for which Thai Romo is liable and which is incurred in connection with transactions under the Operating Agreement or the Joint Operating Agreement; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) obligations of such Person in respect of Interest Rate Protection Agreements or Hedging Agreements; and (h) Indebtedness of others Guaranteed by such Person, provided that the term "Indebtedness" shall not include any





                               Credit Agreement
of the foregoing which are subject to irrevocable legal defeasance in accordance with the terms thereof. When used with respect to Thai Romo, "Indebtedness" shall include Thai Romo's obligations to reimburse the operator under the Operating Agreement or The Joint Operating Agreement for Thai Romo's pro rata share of payments made by such operator in respect of Indebtedness incurred by such operator in connection with transactions under such agreements.

                 "Independent Petroleum Engineer" shall have the meaning assigned to it in the Existing Credit Agreement on the date hereof.

                 "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

                 "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guarantee of any Indebtedness of such Person or the subordination of any claim against such Person to other Indebtedness of such Person; except that "Investment" shall not include investments in inventory or trade receivables made or arising in the ordinary course of business for the sale of goods or services; provided that when used with respect to Thai Romo, "Investments" shall include any payments made by Thai Romo to the operator under the Operating Agreement in satisfaction of Thai Romo's obligations to reimburse such operator for its pro rata share of Investments made by such operator in connection with transactions under such agreement.

                 "Joint Operating Agreement" shall mean, collectively, (i) the Joint Operating Agreement dated as of August 1, 1991 between Maersk, Thai Romo, Thaipo, and Sophonpanich, (ii) the Transfer Agreement dated March 2, 1995 between Maersk, Thai Romo, Thaipo, and Sophonpanich, whereby Maersk agrees to convey its interest and operatorship in respect of the Tantawan Area of Block B8/32 to Thaipo and (iii) the Agreement of Operatorship and Conveyance of Interest dated as of March 3, 1995 between Maersk and Thaipo.

                 "Law" shall mean any present or future federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation, order, judgment of a court or standards contained in any applicable permit or approval, or any other legislative, judicial or administrative action of any Governmental Authority, including without limitation, those relating to (1) the protection of human health, safety or the environment or (2) to regulation of emissions, discharges, releases or threatened releases to the environment.





                               Credit Agreement

                 "Legal Requirements" shall mean all laws, rules or regulations of any Government Authority or any order, writ, injunction or decree of any court or governmental or regulatory authority or agency.

                 "Lien" shall mean, with respect to any Property, any assignment in trust, mortgage, lien, pledge, charge, fiduciary or security assignment, security interest or encumbrance of any kind in respect of such Property (including, without limitation, any Production Payment, advance, payment or similar arrangement with respect to minerals in place). For purposes of the foregoing, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

                 "Loan" shall mean the loan provided for in Section 2.01 hereof.

                 "Maersk" shall mean Maersk Oil (Thailand) Limited, a company organized and existing under the laws of the Kingdom of Thailand.

                 "Margin Stock" shall mean "margin stock" within the meaning of Regulation U and Y.

                 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of any of the Obligors to perform any of its payment obligations or any of its other material obligations under any of the Basic Documents to which it is a party.

                 "Maturity Date" shall mean the Scheduled Maturity Date or such earlier date as shall be specified in Section 2.07 hereof.

                 "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any of its Subsidiaries or any ERISA Affiliate and that is covered by Title IV of ERISA.

                 "Non-Recourse Debt" shall mean any Indebtedness of the Borrower or any Subsidiary of the Borrower in respect of which the sole recourse of the holder or holders thereof (except to the extent approved by the Bank) is to specified Properties of the Borrower or one of its Subsidiaries and the revenues generated thereby or to a Subsidiary of the Borrower whose only assets (except to the extent approved by the Bank) consist of such specified Properties and the revenues generated thereby and the terms and conditions of which (including, without limitation, the





                               Credit Agreement
amortization and other payment provisions of which and the interest and other compensation payable in respect of which, the non-recourse provisions of which and the other terms of which including, without limitation, covenants and events of default), and the documentation for which, are acceptable to the Bank; provided that the existence in any document executed by the Borrower or such Subsidiary in connection with such Non-Recourse Debt (the "Subject Debt") of a provision which provides for recourse to the Properties or assets of the Borrower or such Subsidiary generally by reason of gross negligence or willful misconduct of the Borrower or such Subsidiary, will not cause the Subject Debt to be excluded from the definition of "Non-Recourse Debt" prior to the time that a claim is made against the Borrower or such Subsidiary, as the case may be, alleging the gross negligence or willful misconduct of the Borrower or such Subsidiary, as the case may be (it being understood that immediately upon any such claim being made against the Borrower or such Subsidiary the amount of such claim shall cease to be Non-Recourse Debt).

                 "Note" shall mean the promissory note provided for by Section
2.05 hereof or any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

                 "Obligors" shall mean, collectively, the Borrower and the Subsidiary Guarantors.

                 "Operating Agreement" shall mean the Operating Agreement between SBM Marine Services Thailand Ltd. and Tantawan Services, LLC, dated February 9, 1996, relating to the operation of the "TANTAWAN EXPLORER".

                 "Payment Default" shall mean any failure of the Borrower to pay any principal of or interest on the Loan when due.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in each case maturing not more than 180 days from the date of acquisition thereof; (b) marketable general obligations issued by any state of the United States of America maturing within 180 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) Dollar denominated domestic and Eurodollar certificates of





                               Credit Agreement
deposit, time or demand deposits or bankers' acceptances and maturing within 180 days from the date of acquisition issued or guaranteed by, or placed with, and money market deposit accounts issued or offered by: (i) the Bank, (ii) any "Lender" (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, (iii) any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia (or the holding company of which such bank is a subsidiary) that maintains a rating of "A" or better by Standard & Poor's Ratings Group or Moody's Investors Services, Inc., and (iv) any branch located in the United States of America of a commercial bank organized under the laws of the United Kingdom, Canada or Japan (or the holding company of which such commercial bank is a subsidiary) that maintains a rating of "A" or better by Standard & Poor's Ratings Group or Moody's Investors Services, Inc.; (d) commercial paper rated A-1 or better or P-1 or better by Standard & Poor's Ratings Group or Moody's Investors Services, Inc., respectively; (e) investments arising under the Basic Documents; and (f) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) of this definition, entered into with any institution meeting the qualifications specified in subclauses (i) through (iii) of clause (c) of this definition.

                 "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

                 "Plan" shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

                 "Pledge Agreements" shall have the meanings assigned to such term in the Existing Credit Agreement on the date hereof.

                 "Post-Default Rate" shall mean, in respect of the principal and interest of the Loan that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Base Rate as in effect from time to time plus the Applicable Margin.

                 "Prime Rate" shall mean the rate of interest from time to time announced by the Bank at the Principal Office as its prime commercial lending rate.





                               Credit Agreement

                 "Principal Office" shall mean the principal office of Chase, located on the date hereof at 270 Park Avenue, New York, New York 10017.

                 "Production Payments" shall mean Dollar-Denominated Production Payments and Volumetric Production Payments.

                 "Project" shall mean the ongoing development activities in the Tantawan area of Block B8/32 in the Gulf of Thailand pursuant to the Project Agreements.

                 "Project Agreements" shall mean, collectively, the agreements set forth on Schedule VII hereto.

                 "Property" shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including any right or interest therein or thereto.

                 "Proved Reserves", for any Person, shall mean reserves (to the extent of the net interest of such Person) comprised of quantities of hydrocarbons which geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

                 "PTT" shall mean The Petroleum Authority of Thailand.

                 "Qualifying Shares" shall mean the shares of Thai Romo stock held by PRRTHAI, Inc., THAIPRR, L.P., JAMTHAI, Inc., THAIJAM, L.P. and MOMTHAI, Inc., representing an aggregate of five ordinary shares.

                 "Quarterly Dates" shall mean the last Business Day of March and June in 1997.

                 "Redetermination Date" shall have the meaning assigned to such term in the Existing Credit Agreement on the date hereof.

                 "Regulation A", "Regulation U", "Regulation X, and "Regulation Y" shall mean, respectively, Regulations A, U, X and Y of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

                 "Regulatory Change" shall mean, with respect to the Bank, any change after the date hereof in U.S. Federal, state or foreign law or regulations or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Bank of or under any U.S. Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by





                               Credit Agreement
any court or governmental or monetary authority charged with the interpretation or administration thereof.

                 "Relevant Date" shall have the meaning assigned to such term in the definition of "GAAP" in this Section 1.01.

                 "Reserve Evaluation Report" shall have the meaning assigned to such term in the Existing Credit Agreement on the date hereof.

                 "Restricted Payments" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any other Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Subsidiaries), but excluding (a) dividends payable solely in shares of common stock of the Borrower, and (b) payments of interest and principal on Affiliate Subordinated Indebtedness to the extent permitted by the provisions thereof.

                 "Sales Agreement" shall mean any contract or agreement for the sale by Thai Romo of crude oil or other hydrocarbon products, including the Crude Sales Agreement.

                 "SBM" shall mean, collectively, SBM Bahamas Limited, a Bahamian corporation, SBM Marine Services Thailand Ltd., a Thai corporation, and Tantawan Production B.V., a Netherlands corporation.

                 "Scheduled Commitment Termination Date" shall mean the date three Business Days after the Closing Date.


                 "Scheduled Maturity Date" shall mean June 30, 1997.

                 "Senior Officer" shall mean, when used with respect to an Obligor, the president, the principal executive officer, the principal operating officer or the principal financial officer of such Obligor.

                 "Share Acquisition" shall have the meaning assigned to such term in Section 8.21 hereof.

                 "Share Sale Agreement" shall have the meaning assigned to such term in Section 8.21 hereof.

                 "Sophonpanich" shall mean (i) Palang Sophon Limited (the successor to The Sophonpanich Co., Limited), a limited liability





                               Credit Agreement
company organized under the laws of the Kingdom of Thailand, or (ii) Sophon Thai Gulf Limited, a limited liability company organized under the laws of the Kingdom of Thailand, as successor in interest to Palang Sophon Limited, as the case may be.

                 "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

                 "Tantawan Joint Operating Agreement" shall mean the Joint Operating Agreement effective as of March 3, 1995 between Thaipo, Thai Romo and Sophonpanich.

                 "Taxes" shall mean all taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings, or charges, which are imposed, levied, collected, withheld or assessed by any Government Authority as of the date of this Agreement or at any time in the future together with interest thereon and penalties with respect thereto, if any, including, without limitation, production and severance taxes and "Tax" and "Taxation" shall be construed accordingly.

                 "Thaipo" shall mean Thaipo Limited, a limited liability company organized under the laws of the Kingdom of Thailand.

                 "Volumetric Production Payments" shall mean production payment obligations of the Borrower or any Subsidiary Guarantor or any of its Subsidiaries which are payable from a specified share of production from specific Properties, together with all undertakings and obligations in connection therewith.

                 "Wholly Owned Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                 1.02  Accounting Terms and Determinations.

                 (a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP





                               Credit Agreement
and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                 (b) None of the Obligors will change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

                 Section 2.  The Commitment, Loan, Note and Prepayments.

                 2.01 The Loan. The Bank agrees, on the terms and conditions of this Agreement to make a loan to the Borrower in Dollars during the period from and including the Closing Date to but not including the Commitment Termination Date in a principal amount up to but not exceeding the amount of the Commitment.

                 2.02 The Borrowing. The Borrower shall give the Bank notice of the borrowing hereunder as provided in Section 4.04 hereof. Not later than 1:00 p.m. New York time on the date specified for the borrowing hereunder, the Bank shall make available the amount of the borrowing to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

                 2.03 Changes of Commitment. The amount of the Commitment shall be automatically reduced to zero on the Commitment Termination Date, provided that any portion of the Commitment exceeding the principal amount of the Loan made pursuant to Section 2.01 hereof shall be automatically terminated. The Commitment once terminated or reduced may not be reinstated.

                 2.04 Lending Office. The Loan shall be made and maintained at the Bank's Applicable Lending Office.

                 2.05  Note.

                 (a) The Loan made by the Bank shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto, dated the date hereof, payable to the Bank in a principal amount equal to the amount of the Commitment as originally in effect and otherwise duly completed.

                 (b) The date and amount of the Loan made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of the Note held by it, endorsed by the Bank on the schedule attached to the Note or any continuation thereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Loan.





                               Credit Agreement

                 (c) The Bank shall not be entitled to have the Note substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of the Loan and Note pursuant to Section 11.06 hereof (and, if requested by the Bank, the Borrower agrees to so exchange the Note).

                 2.06 Optional Prepayments. Subject to Section 4.03 hereof, the Borrower shall have the right to prepay the Loan, at any time or from time to time, provided that: (a) the Borrower shall give the Bank notice of each such prepayment as provided in Section 4.04 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder).

                 2.07  Mandatory Prepayments.

                 (a) If a Redetermination Date as determined in accordance with the terms of the Existing Credit Agreement as of the date hereof shall occur prior to the Scheduled Maturity Date, the Borrower shall prepay the entire outstanding principal amount of the Loan and all interest thereon on the third Business Day following such Redetermination Date.

                 (b) Upon the sale, transfer or disposition of any of the share capital of Maersk by any of the Obligors, the Borrower shall prepay the Loan in an amount no less than the net proceeds from such sale, transfer or disposition and such amount to be prepaid shall become due and payable on the Business Day next succeeding the closing date of such sale, transfer or disposition.

                 Section 3.  Payments of Principal and Interest.

                 3.01 Repayment of Loan. The Borrower hereby promises to pay to the Bank the entire outstanding principal amount of the Loan, and the Loan shall mature, on the Maturity Date.

                 3.02 Interest. The Borrower hereby promises to pay to the Bank interest on the unpaid principal amount of the Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the Base Rate plus the Applicable Margin. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Bank interest at the applicable Post-Default Rate on any principal of the Loan and on any amount payable by the Borrower hereunder or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.





                               Credit Agreement

                 Accrued interest on the Loan shall be payable quarterly on the Quarterly Dates, and upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any change in the interest rate, the Bank shall give notice to the Borrower.

                 Section 4.  Payments; Computations; Etc.

                 4.01  Payments.

                 (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Bank at an account in New York, New York specified by the Bank, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

                 (b) The Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the Loan or other amount payable by the Borrower hereunder to which such payment is to be applied (except that, unless such payment is specified by the Borrower to be a payment or prepayment of principal required under Section 2.07 or 3.01 hereof or a payment of interest required to be made under Section 3.02 hereof, if an Event of Default has occurred and is continuing, the Bank may apply such payment in such manner as it may deem appropriate).

                 (c) If the due date of any payment under this Agreement or the Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

                 4.02 Computations. Interest on the Loan shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on the Loan shall be computed on the basis of a year of 360 days and actual days elapsed.

                 4.03 Minimum Amounts. Except for prepayments required pursuant to Section 2.07 hereof, the borrowing and each partial prepayment of principal of the Loan shall be in an aggregate amount at least equal to $1,000,000.





                               Credit Agreement

                 4.04 Certain Notices. Notices by the Borrower to the Bank of the borrowing, and optional prepayments of the Loan shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon New York time on the Business Day prior to the date of the relevant borrowing or prepayment. Each such notice of borrowing or optional prepayment shall specify the amount to be borrowed or prepaid and the date of borrowing or optional prepayment (which shall be a Business Day).

                 4.05 Setoff. Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of the Bank's Loan or any other amount payable to the Bank hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness are then due to such Obligor), in which case it shall promptly notify such Obligor, provided that the Bank's failure to give such notice shall not affect the validity thereof.

                 Section 5.  Yield Protection, Etc.

                 5.01  Additional Costs.

                 (a) The Borrower shall pay directly to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank (or, without duplication, the holding company of which the Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by the Bank (or any Applicable Lending Office or such bank holding company) of capital in respect of the Commitment or the Loan that it would not have incurred but for a Regulatory Change (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Bank (or any Applicable Lending Office or such bank holding company) to a level below that which the Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such Regulatory Change).

                 (b) The Bank shall notify the Borrower of any event occurring after the date hereof entitling the Bank to compensation under paragraph (a) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after the Bank obtains actual knowledge thereof; provided that (i) if the Bank fails to give such notice within 45 days, after it obtains actual knowledge of such an event, the Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of





                               Credit Agreement
any costs resulting from such event, only be entitled to payment under this
Section 5.01 for costs incurred from and after the date 45 days, prior to the date that the Bank does give such notice and (ii) the Bank will make all reasonable efforts to avoid the need for or minimize the amount of such compensation, including, without limitation, designating a different Applicable Lending Office for the Loan affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of the Bank, be disadvantageous to the Bank, except that the Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. The Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by the Bank
for compensation under paragraph (a) of this Section 5.01.   Determinations and
allocations by the Bank for purposes of this Section 5.01 of the effect of capital maintained pursuant to paragraph (a) of this Section 5.01, on its costs or rate of return of maintaining the Loan or its obligation to make the Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate the Bank under this Section 5.01, shall (i) be made in good faith and on a reasonable basis and (ii) be prima facie evidence of the Bank's right to receive such compensation.

                 5.02  U.S. Taxes.

                 (a) The Borrower agrees to pay to any assignee of the Bank under Section 11.06(b) hereof that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such assignee hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

                  (i) to any payment to such assignee hereunder unless on the date of the assignment to the assignee as provided in Section 11.06(b) hereof) and on the date of any change in the Applicable Lending Office of such assignee, such assignee submitted to the Borrower a Form 1001 (relating to such assignee and entitling it to a complete exemption from withholding on all interest in respect of the Loan and other amounts to be received by it hereunder) or Form 4224 (relating to all interest in respect of the Loan and other amounts to be received by such assignee hereunder) and the relevant form, or any successor form provided in the following paragraph, remains in effect at the time of payment, or

                 (ii) to any U.S. Taxes imposed solely by reason of the failure by such assignee (or, if such assignee is not the beneficial owner of the relevant amount, such beneficial





                               Credit Agreement
         owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such assignee (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes of this Section 5.02(a), (A) "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America and (D) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates).

                 (b) Within 30 days after paying any amount to any assignee of the Bank under Section 11.06(b) hereof that is not a U.S. Person, from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to such assignee evidence satisfactory to such assignee of such deduction, withholding or payment (as the case may be).

                 Section 6.  Guarantee.

                 6.01 The Guarantee. Each of the Subsidiary Guarantors hereby jointly and severally guarantees to the Bank and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loan made by the Bank to, and, without duplication, the Note of, the Borrower and all other amounts from time to time owing to the Bank by the Borrower under this Agreement and, without duplication, under the Note, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). Each of the Subsidiary Guarantors hereby further agrees that it is bound jointly (but solely for purposes of Sections 688, 689, 690 and 691





                               Credit Agreement
of the Civil and Commercial Code of Thailand, and each Subsidiary Guarantor expressly waives any rights it may have under such Sections of the Civil and Commercial Code of Thailand) with the Borrower and that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Subsidiary Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

                 6.02 Obligations Unconditional. The obligations of each Subsidiary Guarantor under Section 6.01 hereof are, to the fullest extent permitted by law, absolute, irrevocable and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or any security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of each Subsidiary Guarantor hereunder shall be absolute and unconditional under any and all circumstances (other than full and final payment of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of each Subsidiary Guarantor hereunder which shall remain absolute and unconditional as described above:

                  (i) at any time or from time to time, without notice to any of the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended (except to the extent otherwise required by Section 11.04 hereof), or such performance or compliance shall be waived;

                 (ii) any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;

                (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be





                               Credit Agreement
         waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

                 (iv) any lien or security interest granted to, or in favor of, the Bank as security for any of the Guaranteed Obligations shall fail to be perfected.

Each Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhaust any right, power or remedy or proceed against either or both of the Borrower or the other Subsidiary Guarantors under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Subsidiary Guarantor agrees that its obligations pursuant to this Section 6 shall not be affected by any assignment or participation entered into by the Bank pursuant to Section 11.06 hereof.

                 6.03 Reinstatement. The obligations of each Subsidiary Guarantor under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and each Subsidiary Guarantor agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                 6.04 Subrogation. Each Subsidiary Guarantor hereby jointly and severally agrees that until the payment and satisfaction in full of all Guaranteed Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its Guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Each Subsidiary Guarantor agrees that it shall remain liable for the Guaranteed Obligations in full notwithstanding any act of the Bank which results in any Subsidiary Guarantor's inability to be subrogated to the Bank's rights against the Borrower or any Subsidiary Guarantor.

                 6.05 Remedies. Each Subsidiary Guarantor agrees that, as between it and the Bank, to the fullest extent permitted by law, its obligations under this Agreement may be declared to be





                               Credit Agreement
forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Subsidiary Guarantor for purposes of said Section 6.01.

                 6.06 Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                 6.07  Thai Taxes.

                 (a) Any and all payments by Thai Romo hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, levies, imposts, duties, fees, liabilities or similar charges of the Kingdom of Thailand or any area subject to the jurisdiction of the Kingdom of Thailand ("Foreign Taxes") or imposed by any federation or association of or with which the Kingdom of Thailand may be a member or associated, or by any jurisdiction from which any payment hereunder is made by Thai Romo or any political subdivision or taxing authority thereof or therein (together with the Foreign Taxes, the "Applicable Taxes"). If, as a result of any applicable law, regulations or treaty, or official application or interpretation thereof, Thai Romo is required by law or regulation to make any deduction, withholding or backup withholding of any Applicable Taxes from any payments to the Bank in respect of the Guaranteed Obligations the amount payable with respect thereto will be increased to the amount which, after deduction from such increased amount of all Applicable Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement to be payable with respect thereto.

                 (b) The Bank shall not be entitled to compensation for any Foreign Taxes incurred by it or withheld from amounts paid to it by reason of
(i) the Bank having some connection with the Kingdom of Thailand, other than merely the transactions contemplated by this Agreement, (ii) the Bank's failure to comply with the certification, identification, information or other reporting requirement concerning its nationality, residence, identity or connection with the Government of the Kingdom of Thailand or any political subdivision or taxing authority thereof or therein or (iii) the Bank demanding compensation more than 45 days after the date such demand was due and, to the extent the Bank makes such demand after such 45th day, the Bank shall only be





                               Credit Agreement
entitled to such payment with respect to compensation from and after the date which is 45 days prior to the date such demand is made. The Bank shall not be entitled to compensation for any Applicable Taxes (excluding Foreign Taxes) imposed by the United States or any political subdivision or taxing authority thereof or therein unless the Bank is entitled to receive additional amounts pursuant to Section 5.02(a) hereof.

                 (c) The obligations of Thai Romo under this Section 6.07 shall survive the payment in full of the Loan and the termination of the Commitment, and payment in full of the Note.

                 6.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Obligor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Obligor (but subject to the next sentence), pay to such Excess Funding Obligor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Obligor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.

                 For purposes of this Section 6.08, (i) "Excess Funding Obligor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Obligor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all Properties of such Subsidiary Guarantor on the date of this Agreement exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations that have been Guaranteed by such Subsidiary Guarantor in
Section 6.01 hereof) to (y) the amount by which the aggregate fair saleable value of all Properties of the Borrower and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder) of the Borrower and all of the Subsidiary Guarantors, all as of the Closing Date.

                 6.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations





                               Credit Agreement
of any Subsidiary Guarantor under Section 6.01 hereof would otherwise, taking into account the provisions of Section 6.08 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Bank or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors and determined in such action or proceeding.

                 Section 7.  Conditions Precedent.

                 7.01 The Loan. The obligation of the Bank to make the Loan hereunder is subject to the prior or simultaneous satisfaction of the following conditions (i) such Loan shall be made on or before the Commitment Termination Date and (ii) the Bank shall have received the following documents, each of which shall be satisfactory to the Bank in form and substance:

                 (a) Corporate Documents. The following documents, each certified as indicated below:

                           (i) a copy of any amendments subsequent to September 20, 1996 to the charter of each Obligor (other than Thai Romo), certified as of a date reasonably close to the Closing Date by the Secretary of State of Delaware, and a certificate from such Secretary of State dated as of a date reasonably close to the Closing Date as to the good standing of and charter documents filed by such Obligor;

                          (ii)    a certificate of the Secretary or an
                 Assistant Secretary of each Obligor (other than Thai Romo), dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Obligor as amended and in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Obligor authorizing the execution, delivery and performance of such of the Basic Documents to which it is or is intended to be a party (including the borrowing hereunder), and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter documents of such Obligor have not been amended since the date one day prior to the certification thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and





                               Credit Agreement
                 specimen signature of each officer of such Obligor executing such of the Basic Documents to which such Obligor is or is intended to be a party and each other document to be delivered by such Obligor from time to time in connection therewith (and the Bank may conclusively rely on such certificate until it receives notice in writing from such Obligor);

                         (iii) a certification of another officer of each Obligor, dated the Closing Date, as to the incumbency and specimen signature of the Secretary or Assistant Secretary, as the case may be, of such Obligor;

                          (iv) Certificates of the appropriate official of the State of Texas, dated a date reasonably close to the Closing Date, as to the good standing of, and authority to transact business of each of the Obligors (other than Thai
                 Romo); and

                           (v) copies, certified as of the Closing Date, of any amendments subsequent to September 20, 1996, the constitutive documents of Thai Romo and of all corporate authority for Thai Romo (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the transactions contemplated by this Agreement (and the Bank may conclusively rely on such certificate until it receives notice in writing from Thai Romo).

                 (b) Officer's Certificates. A certificate of a Senior Officer of each of the Obligors, dated the Closing Date, to the effect set forth in clauses (a) and (b) of Section 7.02 hereof.

                 (c) Opinions of Counsel to the Obligors. Opinions, dated the Closing Date, of (i) Fulbright & Jaworski LLP, special New York counsel to the Obligors, substantially in the form of Exhibit B-1 hereto and covering such other matters as the Bank may reasonably request and (ii) Baker & McKenzie, special Thai counsel to the Obligors, substantially in the form of Exhibit B-2 hereto and covering such other matters as the Bank may reasonably request (and each Obligor hereby instructs each such counsel to deliver such opinions to the Bank.

                 (d) Opinions of Special New York Counsel to Chase. An opinion, dated the Closing Date, of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, substantially in the form of Exhibit C hereto.





                               Credit Agreement

                 (e)  Note.  The Note, duly completed and executed.

                 (f) Project Agreements; Etc. With respect to each of the Project Agreements, (i) all Project Agreements shall be in full force and effect, enforceable against each of the parties thereto, and (ii) there shall not have been any amendment or waiver of any such Project Agreement since December 31, 1995 (or, in the case of the Crude Sales Agreement, since November 14, 1996) nor any cancellation, suspension, termination of or default under, any Project Agreement and the Bank shall have received a certificate from a Senior Officer of Thai Romo with respect to (i) and (ii) above, which such certificate shall also certify that all requisite material governmental approvals, consents and permits required for the development, completion and operation of the Project have been obtained.

                 (g) Process Administrative Agent Acceptance. A Process Administrative Agent Acceptance, duly executed and delivered by CT Corporation System in respect of each of the Obligors, substantially in the form of Exhibit G hereto.

                 (h) Process Agent Power of Attorney for Thai Romo. A Process Agent Power of Attorney for Thai Romo, duly executed and delivered by Thai Romo and CT Corporation System, substantially in the form of Exhibit H hereto.

                 (i) No Material Adverse Change. There shall have been no material adverse change since September 30, 1996 in the financial condition of the Borrower and its Subsidiaries taken as a whole, and the Bank shall have received a certificate of a Senior Officer of the Borrower and Thai Romo, respectively, to such effect.

                 (j) Approval of Share Acquisition. All consents, approvals and actions of, filings with and notices to any Governmental Authority of or in Thailand necessary to permit the Borrower and Thai Romo to consummate the Share Acquisition shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the Share Acquisition shall have occurred.

                 (k) Amendment No. 1 and Waiver. The Amendment No. 1 and Waiver dated as of February 21, 1997 to the Existing Credit Agreement, duly executed and delivered by each of the Obligors and the Majority Lenders under (and as defined in) the Existing Credit Agreement.





                               Credit Agreement

                 (l) Other Documents. Such other documents as the Bank or special New York counsel to the Bank may reasonably request.

                 7.02 Further Conditions Precedent. The obligation of the Bank to make the Loan hereunder is subject to the further conditions precedent that both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

                 (a)  no Default shall have occurred and be continuing; and

                 (b) the representations and warranties made by the Obligors in Section 8 and by each Obligor in each of the Basic Documents to which such Obligor is a party, shall be true and correct on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                 The notice of borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Bank prior to the date of such borrowing, as of the date of such borrowing).

                 Section 8. Representations and Warranties. Each Obligor (as to itself and each of its Subsidiaries) represents and warrants to the Bank that:

                 8.01  Corporate Existence.  Each Obligor and its Subsidiaries:
(a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

                 8.02 Financial Condition. The Borrower has heretofore furnished to the Bank the following financial statements:

                 (a) a consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 1996 and the related consolidated statements of income, retained earnings and cash





                               Credit Agreement
         flows of the Borrower and its Subsidiaries for the fiscal quarter ended on said date; and

                 (b) an audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1995 and the related audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on said date.

All such financial statements are complete and accurate in all material respects and fairly present in all material respects the actual financial condition of the Borrower and its Subsidiaries as at said dates and the actual condition, consolidated results of such operations for the fiscal quarter or fiscal year ended on said date (subject in the case of clause (a) to normal year-end audit adjustments), all in accordance with GAAP (to the extent applicable).

                 8.03 Litigation. Except as disclosed to the Bank in Schedule IV hereto, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Subsidiaries that could reasonably be expected to be adversely determined and which, if adversely determined, could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

                 8.04 No Breach. (a) None of the execution and delivery of this Agreement and the Note to which any of the Obligors is a party, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (which has not been obtained or the requirement for which has not been waived) under, the charter or by-laws of any Obligor, or any agreement or instrument to which any Obligor or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of any Obligor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

                 (b) None of the execution and delivery of this Agreement and the Note, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will violate any Legal Requirements other than any Legal Requirements the violation of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.





                               Credit Agreement

                 8.05 Action. Each Obligor has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and the Note when executed and delivered (in the case of the Note, for value) will constitute, its legal, valid and binding obligation, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 8.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Basic Documents to which it is a party or for the legality, validity or enforceability thereof, except for any thereof the failure of which to be obtained or effected could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 8.07 Use of Credit. None of the Obligors nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as such term is defined in Regulation U), and no part of the proceeds of the Loan hereunder will be used to buy or carry any margin stock.

                 8.08 ERISA. Each Plan, and, to the knowledge of each Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other U.S. Federal or State law, and no event or condition has occurred and is continuing as to which any Obligor would be under an obligation to furnish a report to the Bank under
Section 9.01(e) hereof.

                 8.09 Taxes. The Borrower and its Subsidiaries (other than Thai Romo) are members of an affiliated group of corporations filing consolidated returns for U.S. Federal income tax purposes, of which the Borrower is the "common parent" (within the meaning of Section 1504 of the Code) of such group. The Borrower and its





                               Credit Agreement

Subsidiaries have filed all U.S. Federal income tax returns and all other material tax returns that are required to be filed by them (or have obtained extensions with respect thereto) and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Obligors, adequate. Except as set forth in Schedule V hereto, none of the Obligors nor any other Person acting on its behalf has given or been requested to give a waiver of the statute of limitations relating to the payment of any U.S. Federal, state, local and foreign taxes or other impositions.

                 8.10 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                 8.11 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 8.12  Material Agreements and Liens.

                 (a) Part A of Schedule I hereto is a complete and correct list of each Production Payment, each credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement (other than under the Basic Documents) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of or obligations under which equals or exceeds or may equal or exceed $500,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule I.

                 (b) Part B of Schedule I hereto is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds or may equal or exceed $500,000, and covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule I.

                 8.13 Compliance with Laws. Except as set forth on Schedule II hereto, each Obligor and its Subsidiaries has prepared and submitted all reports and has obtained all permits, consents,





                               Credit Agreement
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                                     - 31 -


licenses and other authorizations required under all Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each Obligor and its Subsidiaries is in compliance with
(i) the terms and conditions thereof, and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Law, except, in each case, to the extent failure to comply therewith could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

                 8.14  Capitalization.

                 (a) The authorized capital stock of the Borrower consists, on the date hereof, of (i) an aggregate of 40,000,000 shares of common stock, par value $.01 of which 25,555,662 shares are duly and validly issued and outstanding and (ii) an aggregate of 10,000,000 shares of preferred stock, par value $.01, of which no shares are issued and outstanding, each of which outstanding common shares is fully paid and nonassessable.

                 (b) The authorized capital stock of RMEC consists, on the date hereof, of an aggregate of 10,000 shares of common stock, par value $.01 per share, of which 1000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. As of the date hereof all of such issued and outstanding shares of common stock are owned beneficially and of record by the Borrower.

                 (c) The authorized capital stock of TRH consists, on the date hereof, of an aggregate of 1000 shares of common stock, par value $.01 of which 1000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. As of the date hereof, such issued and outstanding shares of common stock are owned beneficially and of record by the Borrower.

                 (d) The registered capital of Thai Romo consists, on the date hereof, of an aggregate of 1,065,317 ordinary shares of which 1,065,317 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. As of the date hereof, such issued and outstanding ordinary shares of common stock are owned beneficially and of record by the Persons as set forth on Schedule VI hereto.

                 (e) Based on information provided to the Borrower by Maersk Olie OG Gas AS in connection with the Share Acquisition, the registered capital of Maersk consists, on the date hereof of an





                               Credit Agreement
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                                     - 32 -


aggregate of Baht 110,000,000 divided into 110,000 ordinary shares, each of which shares is fully paid and non- assessable.

                 8.15  Subsidiaries, Etc.

                 (a) In each case as of the date hereof, the Borrower does not have any Subsidiaries other than the Subsidiary Guarantors; RMEC and TRH do not have any Subsidiaries other than Thai Romo; and Thai Romo has no Subsidiaries.

                 (b) Set forth in Schedule III hereto is a complete and correct list as of the date hereof of all Investments (other than operating deposit accounts with banks and Permitted Investments) held by the Borrower or any of its Subsidiaries in any Person on the date hereof (including, without limitation, all interests of the Borrower or any of its Subsidiaries in any partnership or joint venture ("Partnership Interests") and, for each such Investment or Partnership Interest, (x) the identity of the Person or Persons holding such Investment or Partnership Interest (as the case may be) and (y) the nature of such Investment or Partnership Interest (as the case may be). Except as disclosed in Schedule III hereto, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Pledge Agreements and other Liens permitted by Section 9.06 hereof), all such Investments and such Partnership Interests.

                 8.16 Title to Assets. Each Obligor owns or leases and has on the date hereof indefeasible and defensible title (subject only to Liens permitted by Section 9.06 hereof) to the material Properties reflected as owned or leased by it in the most recent financial statements referred to in Section
8.02 hereof (other than Properties disposed of in the ordinary course of business). Each Obligor owns or leases and has on the date hereof indefeasible and defensible title to, and enjoys on the date hereof peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 9.06 hereof) that are necessary for the operation and conduct of its businesses.

                 8.17 True and Complete Disclosure. The information, reports, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Bank in connection with the negotiation, preparation or delivery of this Agreement and the Note or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, are true and correct in all material respects as of the Closing Date, and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and any such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date indicated therein provided that, in the case of projections and pro





                               Credit Agreement
forma financial statements, the Obligors represent and warrant only that the same were prepared in good faith and on the basis of assumptions and estimates that were reasonable as of the date as of which the same are stated to have been prepared. All written information furnished after the Closing Date by the Obligors and their respective Subsidiaries to the Bank in connection with this Agreement and the Note to which any of the Obligors are parties and the transactions contemplated hereby and thereby will be true, correct and complete in every material respect on, or (in the case of projections and pro forma financial statements) will be prepared in good faith and on the basis of reasonable assumptions and estimates as of, the date as of which such information is stated or certified.

                 8.18 Project Agreements; Completion. The Obligors have heretofore delivered to the Bank true and complete copies of each Project Agreement each as in effect on the date hereof. Each such Project Agreement to which Thai Romo is a party is in full force and effect as of the Closing Date and as of the Closing Date no event or condition has occurred or exists that could result in the termination of such agreement to the extent such termination would result in a Material Adverse Effect. Thai Romo is in compliance in all material respects, with each of the Project Agreements to which it is a party. Completion of the Project has been achieved as of January 31, 1997.

                 8.19 Special Purpose Company. RMEC and TRH have (a) no material assets other than cash, Investments in Thai Romo, Maersk and other Investments permitted to be made by it as provided in Section 9.08 hereof and its rights and interests under the documents referred to in clause (b) below and (b) no Indebtedness, and no material obligations other than its obligations under the Basic Documents, the Existing Credit Agreement and other Basic Documents as defined therein and the other documents referred to herein and therein to which it is a party and Indebtedness permitted by Section 9.07 hereof. Thai Romo is not party to any material agreements, contracts or commitments other than the Project Agreements, the Share Sale Agreement, the Basic Documents and the Existing Credit Agreement and other Basic Documents as defined therein and, other than the Project Agreements and certain Hedging Agreements with the Bank, Thai Romo as of the Closing Date does not engage to any significant degree in business activities in which it incurs or could reasonably be expected to incur material Indebtedness to Persons other than the other Obligors.

                 8.20 SBM. The financing and lease arrangements with SBM in respect of the Project Agreements have not resulted in any material disruption to the cash flow of Thai Romo or the Borrower and neither Thai Romo nor the Borrower has knowledge of any event or condition (other than the non-payment by the Operator of amounts





                               Credit Agreement
payable to SBM) which is likely to cause a material disruption of such cash flow.

                 8.21 Use of Proceeds. The Borrower will use the proceeds of the Loan hereunder solely to fund the purchase by Thai Romo or one or more of the other Obligors, pursuant to the terms of a Share Sale Agreement (the "Share Sale Agreement") dated January 13, 1997 between Maersk Olie OG Gas AS and Thai Romo, of 46.34146% of the outstanding share capital of Maersk (the "Share Acquisition").

                 Section 9. Covenants of the Obligors. Each Obligor covenants and agrees with the Bank that, so long as the Commitment or the Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:


                 9.01 Financial Statements Etc. The Borrower shall deliver to the Bank:

                 (a) as soon as available and in any event within 55 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, consolidated statements of income, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), or, if the Borrower is then subject to the periodic reporting requirements of the Exchange Act, copies of the Borrower's Quarterly Report on Form 10-Q for such quarterly period as filed with the SEC containing such consolidated financial statements;

                 (b) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, consolidated statements of income, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the end of, and for,





                               Credit Agreement
         such fiscal year in accordance with GAAP or, if the Borrower is then subject to the periodic reporting requirements of the Exchange Act, copies of the Borrower's Annual Report on Form 10-K for such fiscal year as filed with the SEC containing such consolidated financial statements and opinion;

                 (c) promptly upon their becoming available, copies of all registration statements that have been filed and regular periodic reports (other than as set forth in paragraphs (a) and (b) above), if any, that the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                 (d) promptly upon the mailing thereof to the holders of any publicly-traded debt securities or equity securities of any of the Obligors generally, copies of all financial statements, reports and proxy statements so mailed;

                 (e) as soon as possible, and in any event within ten days after a Senior Officer of any Obligor knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Obligor setting forth details respecting such event or condition and the action, if any, that such Obligor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by such Obligor or an ERISA Affiliate with respect to such event or condition):

                           (i) any reportable event, as defined in Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with
                 Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                          (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Obligor or an ERISA Affiliate to terminate any Plan;





                               Credit Agreement

                         (iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                          (iv) the complete or partial withdrawal from a Multiemployer Plan by such Obligor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such Obligor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                           (v)    the institution of a proceeding by a
                 fiduciary of any Multiemployer Plan against such Obligor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

                          (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Obligor or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

                 (f) promptly after a Senior Officer of the Borrower or a Subsidiary Guarantor knows that any Default (other than a Default that has ceased to exist) has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower or such Subsidiary Guarantor, as the case may be, has taken or proposes to take with respect thereto;

                 (g) promptly after a Senior Officer of any Obligor becomes aware thereof, notice of the occurrence of any event or the existence of any event or condition that could reasonably be expected to result in the premature termination of any Project Agreement (other than information previously delivered pursuant to Section 9.17(b) hereof);

                 (h) as soon as reasonably practicable after its execution by the parties thereto, the Accounts Agreement; and





                               Credit Agreement

                 (k) from time to time such other information regarding the Properties, financial condition, operations or business of any Obligor and their respective Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), the Project Agreements, the Sales Agreements, purchasers under the Sales Agreements and the transactions contemplated hereby and thereby as the Bank reasonably request.

The Borrower will furnish to the Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Obligors have taken or propose to take with respect thereto), (ii) setting forth in reasonable detail the computations and information necessary to determine whether the Obligors are in compliance with Sections 9.06(n) and 9.07(e) hereof as of the end of the respective quarterly fiscal period or fiscal year and (iii) setting forth the amount and parties to any Investments pursuant to Section 9.08(g) hereof.

                 Notwithstanding the foregoing, the Borrower shall not be required to deliver to the Bank the information specified in clauses (a) through (e) of this Section 9.01 if the Borrower shall have delivered, within the applicable time periods, such information to the Administrative Agent under the Existing Credit Agreement.

                 9.02 Litigation. The Borrower will promptly give to the Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except (i) proceedings that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and (ii) any such development that could not reasonably be expected to have a Material Adverse Effect.

                 9.03 Existence, Etc. Each of the Obligors will, and will cause each of its Subsidiaries to:

                 (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section 9.05 hereof);





                               Credit Agreement

                 (b) comply with the requirements of all applicable Laws of Governmental Authorities if failure to comply with such requirements could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect;

                 (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings;

                 (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

                 (e) keep adequate records and books of account in accordance with GAAP; and

                 (f) permit representatives of the Bank, during normal business hours, upon reasonable notice, and at the expense of the Bank, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Bank.

                 9.04 Insurance. Each of the Obligors will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable third party insurance companies with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

                 9.05 Prohibition of Fundamental Changes. None of the Obligors will, nor will they permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

                 Thai Romo shall not convey, sell, lease, transfer or otherwise dispose of any interest in any Project Agreement to which it is a party, and no Obligor shall make a Disposition.

                 Notwithstanding the foregoing provisions of this Section 9.05, the Obligors (other than Thai Romo) may merge or consolidate with each other if
(i) in any such merger or consolidation involving the Borrower, the Borrower is the surviving corporation, (ii) in any such merger or consolidation not involving the Borrower, a Subsidiary Guarantor is the surviving corporation,





                               Credit Agreement

(iii) after giving effect thereto no Default would exist hereunder and (iv) any such merger will not have an adverse effect on any Project Agreement.

                 9.06 Limitation on Liens. None of the Obligors will, nor will they permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

                 (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings;

                 (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under
         Section 10(h) hereof;

                 (c) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

                 (d) deposits, pledges and other Liens granted to secure the performance of bids, trade contracts (other than for Indebtedness), leases, tenders, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Subsidiary Guarantors and any of their respective Subsidiaries;

                 (f) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, capital lease, construction or otherwise) by any Obligor, each of which Liens either
         (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (i) no such Lien shall extend to





                               Credit Agreement
         or cover any Property of any Obligor or any of its Subsidiaries other than the Property so acquired and improvements thereon, (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 75% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such Property at the time it was acquired (by purchase, construction or otherwise), and
         (iii) no Lien shall be incurred in connection with any Production Payment;

                 (g) Liens under farm-in, farm-out, joint operating, area of mutual interest agreements or similar agreements entered into by any Obligor or any of its Subsidiaries in the ordinary course of business which such Person determines in good faith to be necessary for or advantageous to the economic development of its Properties; provided that no such Lien (other than Liens under joint operating agreements, which arise in the ordinary course of business) shall be granted upon Property which is given any value in determining the Borrowing Base;

                 (h) Liens created pursuant to any Interest Rate Protection Agreements or Hedging Agreements permitted under Section 9.07(h) hereof with the Bank or any Lender under the Existing Credit Agreement that are pari passu or subordinated to the Liens created pursuant to the Pledge Agreements;

                 (i) Liens in existence on the date hereof and listed on Part B of Schedule I hereto;

                 (j) statutory and contractual landlords' and lessors' liens under leases to which any Obligor or its Subsidiaries is a party;

                 (k) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

                 (l) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

                 (m) additional Liens created after the date hereof upon real and/or personal property; provided that (i) the outstanding aggregate principal or face amount of Indebtedness secured thereby and incurred after the date hereof shall not exceed $2,500,000 in the aggregate any one time outstanding and (ii) no such additional Liens shall be created on any Property of Thai Romo;





                               Credit Agreement

                 (n) Liens in existence on the date hereof, in connection with Capital Lease Obligations under any capital lease arrangement entered into by any Obligor;

                 (o) royalties, overriding royalties, revenue interests, net revenue interests, advance payment obligations and other similar burdens incurred in the ordinary course of business; provided that no such royalties, interests, obligations or burdens shall be granted on or with respect to Property which is given any value in determining the Borrowing Base;

                 (p) Liens on Property of any Person that becomes a Subsidiary of any Obligor after the date of this Agreement, provided that such Liens are in existence at the time such Person becomes a Subsidiary of such Obligor and were not created in anticipation thereof and such Liens shall not spread to cover any additional Property;

                 (q) rights reserved to or vested in any municipality or other Government Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture, or to designate a purchaser of, any of the property of any Obligor or any of its Subsidiaries;

                 (r) rights reserved to or vested in any municipality or other Government Authority to control or regulate any property of any Obligor or any of its Subsidiaries, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Obligor or any of its Subsidiaries;

                 (s) any obligations or duties affecting the Property of any Obligor or any of its Subsidiaries to any municipality or other Government Authority with respect to any franchise, grant, license or permit;

                 (t) subject to the provisions of Section 9.13 hereof rights under common law of a common owner of any interest in real estate, right-of-way or easement held by any Obligor, or any of its Subsidiaries and such common owner as tenants-in-common or through other common ownership;

                 (u) Liens created in respect of the transaction described in the second sentence of 9.15(a) hereof; and

                 (v) any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any increase in the Indebtedness or to





                               Credit Agreement
         cover additional Property (other than a substitution of like
         Property).

                 9.07 Indebtedness. None of the Obligors will, nor will they permit any of their Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

                 (a)  Indebtedness hereunder to the Bank;

                 (b) Indebtedness outstanding on the date hereof and listed in Part A of Schedule I hereto, together with any renewals, extensions, modifications and refinancings thereof, provided that (x) no such renewal, extension, modification or refinancing shall, with respect to the prior Indebtedness (i) be of an earlier maturity than originally scheduled or (ii) be of an increased principal amount and (y) the principal amount of the Indebtedness outstanding under the Existing Credit Agreement shall not exceed $60,000,000;

                 (c) Affiliate Subordinated Indebtedness of any Subsidiary Guarantor; provided that the Borrower specifies to the Bank, at or prior to the time any Affiliate Subordinated Indebtedness is incurred, the principal amount thereof and the holder or holders thereof;

                 (d) Indebtedness incurred by Thai Romo to the operator (the "Operator") under the Operating Agreement in respect of Indebtedness incurred by the Operator in connection with transactions under such Operating Agreement or the Joint Operating Agreement and in respect of which Thai Romo and the other parties to such agreements (other than the Operator) are obligated to reimburse the Operator for their respective pro rata shares of such Indebtedness of the Operator, provided that such Indebtedness is repaid prior to the date on which any interest or penalties accrues or are imposed;

                 (e) Indebtedness of the Subsidiary Guarantors in respect of loans and advances made as permitted by Section 9.08(d) hereof;

                 (f)  Non-Recourse Debt;

                 (g) Guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                 (h) Indebtedness in respect of Interest Rate Protection Agreements and Hedging Agreements (x) existing on the date hereof and described on Schedule I, Part C hereof or (y) entered into after the date hereof for the purpose of hedging fluctuations in interest rates, currency exchange rates and commodity prices and not for speculation;





                               Credit Agreement

                 (i) Indebtedness incurred in connection with Permitted Investments of the type described in clause (f) of the definition of such term;

                 (j) Indebtedness incurred in respect of the transaction described in the second sentence of 9.15(a) hereof; and

                 (k) additional Indebtedness of the Borrower (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under Section 9.06(n) hereof) up to but not exceeding $5,000,000 at any one time outstanding; provided that Thai Romo shall not be the obligor or guarantor with respect to more than $2,500,000 of such Indebtedness.

                 9.08 Investments. The Obligors will not, nor will they permit any of their respective Subsidiaries to, make or permit to remain outstanding any Investments except:

                 (a) Investments outstanding on the date hereof and identified in Part B of Schedule III hereto;

                 (b)  operating deposit accounts with banks;

                 (c)  Permitted Investments;

                 (d) loans and advances by the Borrower to the Subsidiary Guarantors and Investments by the Borrower in common stock of, and other capital contributions by the Borrower to, the Subsidiary Guarantors;

                 (e)  Investments permitted by 9.07(h);

                 (f) undivided fractional interests in hydrocarbon reserves acquired by any Obligor (other than Thai Romo, RMEC or TRH) and additional interests of Thai Romo in the hydrocarbon reserves subject to the Concession Agreement;

                 (g) Investments incurred in connection with the funding of Affiliate Subordinated Indebtedness;

                 (h) Investments by Thai Romo referred to in the proviso at the end of the definition of "Investments" in Section 1.01 hereof;

                 (i) Investments by one or more of the Obligors in up to 46.35% of the share capital of Maersk; and

                 (j) additional Investments, including Investments in Subsidiaries of the Obligors other than Subsidiary Guarantors,





                               Credit Agreement
         by the Obligors up to but not exceeding $10,000,000 in the aggregate.

                 9.09 Restricted Payments. The Borrower will not make any Restricted Payment at any time. Any provision of this Agreement or the Note notwithstanding, Thai Romo may pay to RMEC and TRH, and RMEC and TRH may pay to the Borrower, dividends and other distributions on shares of its respective capital stock and principal and interest on Indebtedness without limitation.
No Subsidiary Guarantor shall and each, to the extent that it is the owner of any of the share capital thereof, shall use its best efforts to cause Maersk not to, enter into any agreement that in any manner (i) restricts or prohibits the payment of dividends and other distribution on its shares of capital stock or (ii) restricts, prohibits or subordinates (other than (x) to the Lenders under the Existing Credit Agreement as provided therein and (y) to the Bank as provided herein) payment of any Indebtedness owed by such Subsidiary Guarantor to the Borrower.

                 9.10 Maintenance of Corporate Separateness. The Obligors will, and will cause each of their respective Subsidiaries to, satisfy customary corporate formalities, including, without limitation, the holding of regular board of directors' and shareholders' meetings (or the taking of actions pursuant to written consents in lieu of such meetings) and the maintenance of separate corporate records and accounts.

                 9.11 Lines of Business; Etc. The Obligors will not, nor will they permit any of their respective Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the acquisition, exploration, development, production, processing and gathering of hydrocarbons and the marketing and sale of such hydrocarbons, other than the ownership of the capital stock of their respective subsidiaries and the transactions reasonably associated therewith (and in no event shall any Obligor or any of its respective Subsidiaries engage in refining or other "downstream" activities relating to oil products).

                 9.12 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Obligors will not, nor will they permit any of their respective Subsidiaries to, enter into any transaction directly or indirectly with or for the benefit of an Affiliate of the Borrower (including, without limitation, Guarantees and assumptions of obligations of an Affiliate of the Borrower); except that (1) any Affiliate of the Borrower who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (2) the Borrower and its Subsidiaries may enter into other transactions (other than extensions of credit by the Borrower or any of its Subsidiaries) with Affiliates of the Borrower providing for the





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
                                     - 45 -


leasing of Property, the rendering or receipt of services, the purchase or sale of inventory and other Property and other transactions in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate of the Borrower.

                 9.13  Certain Obligations Respecting Subsidiaries.

                 (a) The Obligors will take such action from time to time as shall be necessary to ensure that each Obligor maintains its percentage ownership interest in each of the Subsidiary Guarantors as set forth on
Schedule III hereto.

                 (b) The Obligors may only make Investments in Subsidiaries (other than Subsidiary Guarantors) to the extent permitted by Section 9.08(g) hereof.

                 9.14 Limitation on Sale and Leaseback Transactions and Production Payments.

                 (a) Neither of the Obligors nor any of their respective Subsidiaries will enter into, renew or extend any transaction or series of related transactions pursuant to which the Borrower or any such Subsidiary sells or transfers any Property in connection with the leasing, or the release against installment payments, or as part of an arrangement involving the leasing or resale against installment payments, of such Property to the seller or transferor ("Sale and Leaseback Transaction"). Notwithstanding the foregoing, the Bank hereby consents to the contemplated sale and leaseback transaction described in Schedule VIII hereto.

                 (b) The Obligors will not, nor will they permit any of their respective Subsidiaries to, voluntarily agree or consent to enter into any Production Payment transaction or similar agreement to which any of them are parties without the prior consent of the Bank.

                 9.15  Project Agreements.

                 (a) Thai Romo will at all times perform and observe all of its material obligations under or in respect of the Project Agreements, enforce all of its material rights and claims under or in respect of such Project Agreements and take such other actions as shall be necessary to (i) maintain such Project Agreements in full force and effect and to maintain, preserve and protect its interests in the Concession Agreement, the Joint Operating Agreement, and in the other Project Agreements and (ii) cause the Completion of the Project in accordance with the terms of the Project Agreements.





                               Credit Agreement

                 (b) The Obligors will not, nor will they permit any of their respective Subsidiaries to, agree or consent to any modification, supplement or waiver of any of the provisions of any of the Project Agreements except to the extent such modifications, supplements and waivers of the Project Agreements could not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect.

                 9.16 Affiliate Subordinated Indebtedness. The Borrower will not permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Affiliate Subordinated Indebtedness, except (subject to the subordination provisions applicable thereto) payments permitted by Section 3.02 of the related Affiliate Subordination Agreement).

                 9.17 Defaults Under Gas Sales and Certain Actions of Thai Government Authorities.

                 (a)  The Borrower will notify the Bank within ten days of

                           (i) PTT's refusal to accept delivery of gas pursuant to Section 4.2(ii) or 5.2(ii) of the Gas Sales Agreement for 10 consecutive days;

                          (ii) the reimbursement by the Concessionaire (as defined in the Gas Sales Agreement) of costs and expenses incurred by PTT pursuant to Section 4.2(i) or 5.2(i) of the Gas Sales Agreement in an amount in excess of $5,000,000 in any month; or

                         (iii) any "default" as described in Article XV of the Gas Sales Agreement.

                 (b) The Borrower will notify the Bank within ten days of its receipt of information indicating one or more Government Authorities of or in Thailand has, or has notified any Obligor in writing or publicly announced its intention to, repudiate, terminate, seize, appropriate, assume the management of, abrogate or reduce all or any material portion of Thai Romo's interest in any of the Project Agreements.

                 No notification to the Bank by the Borrower pursuant to this
Section 9.17 shall be required if the Borrower shall have delivered, within the applicable time periods, such information to the Administrative Agent under the Existing Credit Agreement.





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
                                     - 47 -


                 9.18 Additional Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, including without limitation the action specified below in this Section 9.18 from time to time as shall be necessary to ensure that each Subsidiary that has interests in oil or gas reserves that the Borrower seeks to include in the Borrowing Base is a Subsidiary Guarantor hereunder. Each Subsidiary of the Borrower that is required to become a Subsidiary Guarantor after the date hereof shall execute such instruments and agreements, in form and substance reasonably satisfactory to, and as reasonably required by, the Bank to acknowledge that such Subsidiary has all of the obligations of a Subsidiary Guarantor pursuant to this Agreement.

                 Section 10. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

                 (a) the Borrower shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of: (i) any principal of the Loan; or (ii) any interest on the Loan or any other amount payable by it hereunder or under the Note if not paid within three Business Days of the date that the same shall become due; or

                 (b) the Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $1,000,000 or more, or in the payment when due of any amount under any Interest Rate Protection Agreement or Hedging Agreement for a notional principal amount exceeding $1,000,000; or

                 (c) Any representation or warranty made or deemed made herein or in the Note (or in any modification or supplement hereto or thereto) by or on behalf of any Obligor, or any certificate furnished to the Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

                 (d) The Borrower or any Subsidiary Guarantor shall default in the performance of any of its obligations under any of Sections 9.01(f), 9.01(g), 9.03(a), 9.05, 9.06, 9.07, 9.08, 9.09, 9.14, 9.15(b)
         or 9.16 hereof; or any Obligor shall default in the performance of its obligation under Section 9.15(a) hereof and such default shall continue unremedied for a period of 15 or more days after notice thereof to the Borrower by the Bank; or any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default





                               Credit Agreement
         shall continue unremedied for a period of 30 or more days after notice thereof to the Borrower by the Bank; or

                 (e) Any Obligor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                 (f) Any Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) take any corporate action for the purpose of effecting any of the foregoing or (vii) do the equivalent of any of the foregoing under any foreign laws; or

                 (g) A proceeding or case shall be commenced, without the application or consent of any Obligor, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor or of all or any substantial part of its Property, (iii) similar relief in respect of such Obligor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Obligor shall be entered in an involuntary case under the Bankruptcy Code or (iv) the equivalent of any of the foregoing under any foreign laws; or

                 (h) A final judgment or order for the payment of money shall be entered against any Obligor (i) which, within 90 days after the entry thereof, has not been discharged or execution thereof has not been stayed pending appeal or as to which any enforcement proceeding shall have been commenced (and not stayed) by any creditor thereon and
         (ii) the aggregate amount of all such final judgments or orders meeting the criteria set forth in clause (i) above exceeds $1,000,000 (net of insurance coverage as to which the insurer has acknowledged coverage); or





                               Credit Agreement

                 (i) An event or condition specified in Section 9.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Obligor or any ERISA Affiliate shall incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect; or

                 (j) All of the outstanding shares of capital stock of Thai Romo (other than Qualifying Shares) shall cease to be owned, directly or indirectly, by the Borrower, or any of such shares (other than Qualifying Shares) shall be owned, directly or indirectly, by an entity which is not incorporated or organized under the laws of a state of the United States of America and the business of which does not consist solely of making and holding investments in the Subsidiary Guarantors and in other Investments permitted by Section 9.08 hereof; or

                 (k) The Borrower's percentage ownership interest in RMEC and TRH, and RMEC's and TRH's percentage ownership interests in Thai Romo shall decrease from their respective percentage ownership interests on the date hereof as set forth in Schedule VII hereto; or the Qualifying Shares of Thai Romo shall at any time constitute more than 1% of the voting and economic interests in Thai Romo; or

                 (l) Any Property of any Obligor is seized pursuant to legal process and not bonded within 30 days; or

                 (m) There shall occur a revocation of, repeal of, termination prior to the scheduled term of, or default under, any Project Agreement or any Project Agreement shall cease to be in full force and effect in any material respect; or

                 (n) One or more Government Authorities of the Kingdom of Thailand shall publicly announce its intention to or shall repudiate, terminate, seize, appropriate, assume management of, abrogate or reduce all or any material portion of the Concession Agreement, or the rights, properties or interests subject thereto or take any of the following actions that results in a Material Adverse Effect: (i) suspending or terminating all or any material portion of the production or exportation of hydrocarbons subject to the Concession Agreement, (ii) subjecting Thai Romo or Maersk to new or additional Taxes or imposing currency controls that prevent Thai Romo or Maersk from converting payments to U.S. Dollars or prevent Thai Romo or Maersk from transferring such payment outside of the Kingdom of Thailand or (iii) the confiscation, expropriation or nationalization of the Project, any Project





                               Credit Agreement

         Property, or other assets used in the exploration or development of Block B8/32 by any Government Authority of the Kingdom of Thailand or any other Government Authority; or

                 (o) The Project is abandoned or placed in a care and maintenance basis, or a substantial part of the Project Property is destroyed or damaged beyond repair except where such destruction or damage would not have a Material Adverse Effect; or

                 (p) Thai Romo or Maersk ceases to receive, for more than 30 consecutive days, the proceeds from the sale of its hydrocarbons, net of lease or other similar payments owed to SBM and its Affiliates, and such failure to receive such payments results in a Material Adverse Effect; or

                 (q) any event or condition occurs that results in an Event of Default as defined in the Existing Credit Agreement (or any of the other Basic Documents as such term is defined in the Existing Credit Agreement).

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 10 with respect to the Borrower or any Subsidiary Guarantor, the Bank may, by notice to the Borrower, terminate the Commitment and/or declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower and the Subsidiary Guarantors hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Obligors; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10 with respect to the Borrower or any Subsidiary Guarantor, the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Obligors hereunder and under the Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Obligors.

                 Section 11.  Miscellaneous.

                 11.01 Waiver. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.





                               Credit Agreement

                 11.02 Notices. All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

                 11.03  Expenses, Etc.   The Borrower agrees to pay or
reimburse the Bank for (without duplication): (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, following presentation of a reasonably detailed invoice therefor, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Bank, and the Law Office of Paiboon Sutuntivorakoon Ltd., special Thai counsel to the Bank (if applicable), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Note and the making of the Loan hereunder and related matters and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or the Note or any Affiliate Subordination Agreement (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Bank (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with
(x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and
(ii) the enforcement of this Section 11.03; and (c) without duplication of any amounts payable by the Borrower under Section 5.02 hereof, all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or the Note or any other document referred to herein or therein.

                 The Borrower hereby agrees to indemnify the Bank and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them, whether or not the Bank is a party thereto arising out of or by reason of any investigation or litigation or other proceedings (including any





                               Credit Agreement
threatened investigation or litigation or other proceedings) relating to the Loan hereunder or any of the other transactions contemplated hereby or any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of the Loan hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the generality of the foregoing, the Borrower will indemnify the Bank from, and hold the Bank harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Law as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Borrower or any of its Subsidiaries (or any such predecessor in interest), including any such losses, liabilities, claims, damages or expenses that shall occur during any period when the Bank shall be in possession of any such site or facility following the exercise by the Bank of any of its rights and remedies hereunder to the extent that such losses, liabilities, claims, damages or expenses are caused by the Bank (but not if such losses, liabilities, claims, damages or expenses are caused by the gross negligence or willful misconduct of the Bank).

                 11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower, the Subsidiary Guarantors, and the Bank, and any provision of this Agreement may be waived by the Bank.

                 Notwithstanding any provision to the contrary in the Existing Credit Agreement (including, without limitation, Sections 11.09 and 12.04 thereof), no modification, supplement or waiver of the Existing Credit Agreement shall, unless by an instrument signed by the Bank, waive any of the rights and remedies of the Bank hereunder.

                 11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 11.06  Assignments and Participations.





                               Credit Agreement

                 (a) Neither the Borrower nor any of the Subsidiary Guarantors may assign any of its rights or obligations hereunder or under the Note without the prior consent of the Bank.

                 (b) The Bank may assign the Loan and the Note, with the consent, so long as no Event of Default shall have occurred and be continuing, of the Borrower (such consent not to be unreasonably withheld or delayed); provided that

                  (i) except to the extent the Bank and the Borrower shall otherwise consent, any such partial assignment (other than to a Lender under the Existing Credit Agreement) shall be in an amount at least equal to $5,000,000;

                 (ii) each such assignment by the Bank of the Loan or the Note shall be made in such manner so that the same portion of the Loan and Commitment is assigned to the respective assignee; and

                (iii) upon each such assignment, the assignor and assignee shall deliver to the Borrower an Assignment and Acceptance in the form of Exhibit E hereto.

Upon execution and delivery by the assignor and the assignee to the Borrower of such Assignment and Acceptance, and upon consent thereto by the Borrower to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by the Borrower), the obligations, rights and benefits of the Bank hereunder holding the Loan (or portions thereof) assigned to it and specified in such Assignment and Acceptance.

                 (c) The Bank may sell or agree to sell to one or more other Persons a participation in all or any part of the Loan held by it (such purchaser of a participation a "Participant"), but a Participant shall not have any other rights or benefits under this Agreement or the Note and any Affiliate Subordination Agreement (the Participant's rights against the Bank in respect of such participation to be those set forth in the agreements executed by the Bank in favor of the Participant). All amounts payable by the Borrower to the Bank under Section 5 hereof and Section 11.03 hereof in respect of the Loan held by it and the Commitment shall be determined as if the Bank had not sold or agreed to sell any participations in the Loan and Commitment, and as if the Bank were funding such Loan in the same way that it is funding the portion of such Loan and Commitment in which no participations have been sold. In no event shall the Bank agree with the Participant to take or refrain from taking any action hereunder or under the Note and any Affiliate Subordination Agreement except that the Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee





                               Credit Agreement
hereunder payable to the Participant, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or
(iv) alter the rights or obligations of the Borrower to prepay the Loan.

                 (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, the Bank may (without notice to or the consent of the Borrower and without payment of any fee) (i) assign and pledge all or any portion of the Loan and the Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and the Loan and the Note to an affiliate. No such assignment shall release the Bank from its obligations hereunder.

                 (e) The Bank may furnish any information concerning the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.12 hereof.

                 11.07 Survival. The obligations of the Borrower under Sections 5.01, 5.02, and 11.03 hereof and the obligations of the Subsidiary Guarantors under Section 6.03 hereof, and the obligations of the Bank under
Section 11.12 hereof, shall survive the repayment of the Loan and the termination of the Commitment. In addition, each representation and warranty made, or deemed to be made by the notice of the Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and the Bank shall not be deemed to have waived, by reason of making the Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Bank may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Loan was made.

                 11.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                 11.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.





                               Credit Agreement

                 11.10 Governing Law; Submission to Jurisdiction. (a) This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower and the Subsidiary Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the Note or the transactions contemplated hereby or thereby. Each of the Borrower and the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                 Each Obligor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such Obligor and may be enforced in any court to the jurisdiction of which such Obligor is subject by a suit upon such judgment, provided that service of process is effected upon such Obligor in the manner provided in this Section 11.10.

                 (b) Each Obligor (other than Thai Romo) hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon it by service upon CT Corporation System, presently having an office at 1633 Broadway, New York, New York 10019, U.S.A. (each of such agents for service of process as appropriate, being referred to herein as the "Process Agent"), and each Obligor (other than Thai Romo) hereby irrevocably appoints the Process Agent its true and lawful agent and attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses and agrees that the failure of the Process Agent to give any notice of any such service of process to any such Obligor shall not impair or affect the validity of such service or of any judgment based thereon. If for any reason CT Corporation System ceases to act, or to be able to act, as a Process Agent, as contemplated hereby, each Obligor (including Thai Romo) will appoint a substitute therefor and agrees to maintain at all times an agent for service of process in the United States of America to act as its process agent. Each Obligor (including Thai Romo) irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Bank or any holder of the Note by registered or certified mail, postage prepaid, to such Obligor at the address given below its name on the signature pages hereto.

                 (c) Nothing herein shall in any way be deemed to limit the ability of the Bank to serve any such writs, process or





                               Credit Agreement
summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Obligors in such other jurisdictions, and in such manner, as may be permitted by applicable law.

                 (d) To the extent that any Borrower or any Subsidiary Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

                 11.11 Waiver of Jury Trial. EACH OF THE BORROWER, EACH SUBSIDIARY GUARANTOR AND THE BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                 11.12 Treatment of Certain Information; Confidentiality. The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) with each of the Obligors to use its best efforts to keep confidential and not to disclose any non-public information supplied to it by any of the Obligors pursuant to this Agreement or the Note that is identified by any of the Obligors as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank,
(iii) to bank examiners, auditors or accountants, (iv) to the Bank (or to Chase Securities Inc., Chase Investment Bank, Ltd., and Chase Manhattan Asia Limited), (v) in connection with any litigation relating to any of the Basic Documents or any Affiliate Subordination Agreement or the transactions contemplated thereby to which the Bank is a party, (vi) to a subsidiary or affiliate of the Bank in connection with the administration, management or booking of the Loan or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the Bank a Confidentiality Agreement substantially in the form of Exhibit D hereto. The obligations of the Bank under this Section 11.12 shall supersede and replace the obligations of the Bank under any confidentiality letter in respect of this financing signed and delivered by the Bank to any of the Obligors prior to the date hereof; in addition, the obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit D hereto shall be superseded by this Section 11.12 upon the date upon which such assignee becomes a lender hereunder pursuant to Section 11.06(b) hereof.





                               Credit Agreement

                 11.13 Appointment of the Borrower as Agent. Each Subsidiary Guarantor hereby irrevocably appoints the Borrower as its agent for the purpose of giving and receiving any and all notices and other communications provided for herein to be given by or to it hereunder. By its signature below, the Borrower hereby accepts such appointment.

                 11.14 Joint and Several Liability. (a) All monetary obligations of the Subsidiary Guarantors hereunder and under the Note to which the Subsidiary Guarantors are parties shall be their joint and several obligations.

                 (b) Each Subsidiary Guarantor hereby agrees that until the payment and satisfaction in full of all monetary obligations hereunder and the expiration or termination of the Commitment it shall not exercise any right or remedy against any other Subsidiary Guarantor arising by reason of any performance by it of its joint and several obligations hereunder, whether by subrogation or otherwise.

                 11.15 Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Obligor or for any other reason, any payment under or in connection with this Agreement is made or fails to be satisfied in a currency (the "Other Currency") other than that in which the relevant payment is due (the "Required Currency") then, to the extent of the payment (when converted into the Required Currency at the rate of exchange on the date of payment, or, if it is not practicable for the party entitled thereto (the "Payee") to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Obligor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, "rate of exchange" means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.





                               Credit Agreement

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                      BORROWER

                                      RUTHERFORD--MORAN OIL CORPORATION


                                      By /s/ David F. Chavenson
                                        ----------------------------------
                                         Title: Chief Financial Officer

                                      Address for Notices:

                                        Rutherford--Moran Oil Corporation
                                        5 Greenway Plaza, Suite 220
                                        Houston, Texas 77046

                                      Attention:  Chief Financial Officer
                                      Telecopier No.:  713-621-7072
                                      Telephone No.:  713-622-5555





                               Credit Agreement

                                      SUBSIDIARY GUARANTORS

                                      RUTHERFORD--MORAN EXPLORATION COMPANY


                                      By /s/ David F. Chavenson
                                         --------------------------------

                                      Title:  Treasurer

                                      Address for Notices:

                                        Rutherford--Moran Exploration
                                          Company
                                        5 Greenway Plaza, Suite 220
                                        Houston, Texas 77046

                                      Attention:  Chief Financial Officer
                                      Telecopier No.:  713-621-7072
                                      Telephone No.:  713-622-5555


                                      THAI ROMO HOLDINGS, INC


                                      By  /s/ David F. Chavenson
                                        ---------------------------------
                                      Title: Treasurer

                                      Address for Notices:

                                        Thai Romo Holdings, Inc.
                                        5 Greenway Plaza, Suite 220
                                        Houston, Texas 77046

                                      Attention:  Chief Financial Officer
                                      Telecopier No.:  713-621-7072
                                      Telephone No.:  713-622-5555





                               Credit Agreement

                                      THAI ROMO LIMITED


                                      By   David F. Chavenson
                                        ------------------------------------
                                      Title: Managing Director

                                      Address for Notices:

                                        Thai Romo Holdings, Inc.
                                        5 Greenway Plaza, Suite 220
                                        Houston, Texas 77046

                                      Attention:  Chief Financial Officer
                                      Telecopier No.:  713-621-7072
                                      Telephone No.:  713-622-5555





                               Credit Agreement

                                      THE BANK


Commitment                            THE CHASE MANHATTAN BANK
----------

$20,000,000

                                      By  /s/ Martha Fetner
                                        ------------------------------
                                          Title: Vice President

                                      Lending Office for the Loan:

                                        The Chase Manhattan Bank
                                        270 Park Avenue
                                        New York, New York 10017

                                      Address for Notices:

                                        The Chase Manhattan Bank
                                        1 Chase Manhattan Plaza
                                        New York, New York 10081

                                      Telecopier No.:   212-552-1687
                                      Telephone No.:   212-552-1674





                               Credit Agreement

                                PROMISSORY NOTE


$20,000,000                                                    February 26, 1997
                                                              New York, New York


                 FOR VALUE RECEIVED, RUTHERFORD--MORAN OIL CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of THE CHASE MANHATTAN BANK (the "Bank"), for its account at the principal office of the Bank in New York, New York, the principal sum of $20,000,000 Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by the Bank to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Loan, at such office, in like money and funds, for the period commencing on the date of the Loan until the Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

                 The date, amount and interest rate of the Loan made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loan made by the Bank.

                 This Note is the Note referred to in the Credit Agreement dated as of February 26, 1997 (as modified and supplemented and in effect from time to time, the "Credit Agreement") between the Borrower, Rutherford--Moran Exploration Company, Thai Romo Holdings, Inc., Thai Romo Limited and the other Subsidiary Guarantors, and the Bank, and evidences the Loan made by the Bank thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

                 The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loan upon the terms and conditions specified therein.

                 Except as permitted by Section 11.06(b) of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

                 This Note shall be governed by, and construed in accordance with, the law of the State of New York.


                                               RUTHERFORD--MORAN OIL CORPORATION

                                               By
                                                 -------------------------
                                                 Title:


                                     Note

                              SCHEDULE OF THE LOAN


                 This Note evidences the Loan made under the within-described Credit Agreement to the Borrower, on the date, in the principal amount and bearing interest at the rate set forth below, subject to the payments and prepayments of principal set forth below:


                           Principal
         Date               Amount            Amount Paid         Unpaid Principal        Notation
         Made              of Loan            or Prepaid               Amount             Made by
        -------           ---------           -----------            ---------            --------




                                     Note